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                                  EXHIBIT 18.1

                              PREFERABILITY LETTER




March 30, 2001

infoUSA Inc.
5711 South 86th Circle
Omaha, Nebraska  68127

Ladies and Gentlemen:

We have audited the consolidated balance sheets of infoUSA Inc. and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the years ended December 31, 2000 and 1999, and have reported thereon under date of January 26, 2001. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2000. As stated in
Note 2 to those consolidated financial statements, the Company changed its method of accounting for data licensing arrangements sold with updates to record revenue on a straight-line basis over the license term. Previously, the Company recognized a portion of the revenue associated with the delivery of the initial database upon delivery and deferred the portion attributable to updates to be amortized over the license period as updates were delivered. The Company believes that the newly adopted method of accounting is preferable in the circumstances because it better reflects the service commitment inherent in the Company's licensing agreements in light of the growing proportion of such licensing revenue resulting from long-term and continuous access agreements. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of infoUSA Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

                                         Very truly yours,


                                         /s/ KMPG LLP
                                         -------------------------
                                         KPMG LLP